Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Peter J. Meier, CFO
	Phone:	(610) 359-6903
	Fax:	(610) 359-6906

ALLIANCE BANCORP, INC. OF PENNSYLVANIA REVISES FOURTH QUARTER AND YEAR END RESULTS.

Broomall, Pennsylvania.  February 29, 2008 – Alliance Bancorp, Inc. of Pennsylvania (the “Company”) (NASDAQ Global Market:  ALLB) announced today that it has revised its results for the quarter and year ended December 31, 2007.  This revision has resulted from the reclassification of unrealized losses on investment securities that have subsequently been identified as other than temporarily impaired.

On January 25, 2008, the Company reported net income of $370,000 or $.05 per diluted share and $1.6 million or $.23 per diluted share for the quarter and year ended December 31, 2007, respectively.  However, due to the continued decline in the fair value of the Company’s investment in its $20 million mutual funds portfolio subsequent to year end 2007, the Company has identified the impairment of these securities as other than temporary and has reclassified the December 31, 2007 unrealized pre-tax loss of $860,000 as a charge against operating results.  This reclassification has no impact on previously reported stockholders’ equity as of December 31, 2007.  However, as a result of this charge, the Company is reporting a net loss of $197,000 or $.03 per diluted share for the quarter ended December 31, 2007 and net income of $1.1 million or $.15 per diluted share for the year ended December 31, 2007.

The Company attributes the lower valuations of these mutual funds to a significant widening of spreads primarily due to the mortgage-related securities underlying these funds.  This spread differential is primarily due to the general lack of investor interest for these type of securities in the current market environment.  While the funds are presently returning a 4.75% dividend, their fair value has continued to decline by approximately $240,000 at the end of February 2008 as compared to December 31, 2007.  If this further decline in fair value does not significantly recover before the Company’s next reporting period, an additional impairment charge will be recorded against operating results for the quarter ending March 31, 2008.

Alliance Bancorp, Inc. of Pennsylvania is the holding company for Alliance Bank, a Pennsylvania chartered, FDIC-insured savings bank headquartered in Broomall, Pennsylvania.  Alliance Bank operates nine full-service branch offices located in Delaware and Chester Counties, Pennsylvania.

This news release contains forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “anticipate,” “intend’” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations.  Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.
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ALLIANCE BANCORP, INC. OF PENNSYLVANIA

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Interest income	$6,113	$5,733	$24,340	$21,753
Interest expense	3,588	3,199	13,999	11,331
Net interest income	2,525	2,534	10,341	10,422
Provision for loan losses	45	15	120	60
Other income (loss) (1)	(514)	344	484	1,452
Other expenses	2,439	2,659	9,808	10,510
Income (loss) before income taxes	(473)	204	897	1,304
Income tax benefit (2)	(276)	(50)	(157)	(67)
Net (loss) income	$ (197)	$ 254	$ 1,054	$ 1,371

Basic (loss) earnings per share (3)	$(0.03)	$0.03	$0.15	$0.19

Diluted (loss) earnings per share (3)	$(0.03)	$0.03	$0.15	$0.19

(1) 2007 Other income (loss) includes a pre-tax impairment charge on securities of $860,000.

(2) 2007 Income tax benefit includes a $292,000 benefit related to the impairment charge.

(3) Prior period share amounts have been adjusted for the exchange and additional share issuance in our reorganization and offering completed on January 30, 2007.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands)

			At December 31,
			2007	2006
Total assets			$424,467	$410,350
Cash and cash equivalents			42,079	48,282
Investment and mortgage-backed securities			103,493	102,940
Loans receivable - net			256,932	235,761
Deposits			330,788	333,802
Borrowings			37,042	37,210
Total stockholders' equity			51,458	33,500